Exhibit 10.22

CONSENT TO TERMINATION OF

RIGHTS UNDER THE

PH HOLDING LLC WOODSIDE SHARE UNIT PLAN

This Consent and Release of Claims Agreement (the “Agreement”) is entered into by and between Woodside Homes Company, LLC (the “Company” or “Woodside”) and Joel Shine (the “Participant”) (the Company and the Participant are collectively referred to herein as the “Parties”) as of May 2, 2014 (the “Execution Date”).

RECITALS

WHEREAS, the Participant was granted awards of Performance Share Units pursuant to that certain PH Holding LLC 2011 Performance Share Units Award Agreement with a grant date of September 30, 2011, in the amount of 190,000 performance share units (“PSUs”), that certain PH Holding LLC Performance Share Units Award Agreement (Grant 2: Company Participants Vesting 2015) with a grant date of February 15, 2013, in the amount of 32,500 PSUs, and that certain PH Holding LLC Performance Share Units Award Agreement (Grant 3: C-Suite Participants Vesting 2017) with a grant date of February 15, 2013, in the amount of 65,000 PSUs (the “First Award”, the “Second Award”, and “Third Award”, respectively and all such awards, collectively, the “PSU Awards”) under, as to the First Award, the PH Holding LLC 2011 Woodside Share Unit Plan, dated for reference June 27, 2011, and as to the Second and Third Award, the PH Holding LLC Woodside Share Unit Plan, amended and restated as of May 30, 2012 (collectively, the “Plan”);

WHEREAS, under the terms of the PSU Awards, the First Award will not vest in full until December 31, 2014, the Second Award will not vest in full until December 31, 2015, and the Third Award will not vest in full until December 31, 2017, subject to the Participant’s continued employment on such dates and pursuant to the other terms of the PSU Awards; and

WHEREAS, the Company currently plans to undergo an initial public offering (the “IPO”) and in connection therewith, it has determined that it is in the best interests of the Company, its equityholders and Participant to terminate the Plan, subject to the Company completing an IPO (which shall be deemed to have occurred at the time immediately prior to the consummation of the sale of the securities to the underwriters pursuant to the underwriting agreement (the “IPO Date”)) prior to December 31, 2014.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt of which is recognized by each the Parties, the Parties hereby agree as follows:

1.                                      Vesting and Payment.  Pursuant to the terms herein and the termination of the Plan, the Company agrees that in exchange for the Participant’s consent to the termination of the Plan and agreement to payment of the PSU Awards as described herein, if the IPO Date occurs prior to December 31, 2014, then the vesting of the PSU Awards will be fully accelerated as of the IPO Date, and the

Participant will be paid an amount equal to the value of the PSU Award determined in accordance with the Plan and the Participant’s PSU Awards on the effective date of the termination of the Plan.  Such amount shall be paid to the Participant within 30 days after the one-year anniversary of the IPO Date, subject to all applicable federal, state, local, or other withholding tax requirements.  The Parties acknowledge that if the Plan is terminated prior to December 31, 2014, then the First Award will not be paid pursuant to its original terms (in which it would fully vest on December 31, 2014, and 50% be paid 90 days thereafter) and will instead be paid as described above (within 30 days after the one-year anniversary of the IPO Date).  For purposes of example only, attached as Exhibit 1 is a sample calculation of the payment under this Agreement.

2.                                      Valuation.  The Parties acknowledge that Section 9 of the First Award agreement requires a determination of the “Agreed Value” of the First Award’s 190,000 PSUs by reference to the “Market Value” as each of those terms are defined in the First Award agreement.  In application of these provisions to a potential IPO, the Parties agree that the “Market Value” of each of the 190,000 PSUs of the First Award shall be equal to the weighted average trading price of the Company’s publicly traded securities during the first twenty-two (22) days of public trading on and after the IPO Date.

3.                                      Consent and Release of Claims. Subject to the IPO Date occurring prior to December 31, 2014, and in exchange for the consideration provided pursuant to Section 1 of this Agreement, the Participant and his or her heirs, executors, administrators and assigns (collectively the “Releasors”) hereby consents to the termination of the Plan and the payment of the PSU Award as described in the recitals hereto and forever waives, releases and discharges the Company from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that Participant or the Releasors has ever had against the Company with respect to the Participant’s participation in the Plan or under the PSU Award.

4.                                      Disclosure; Conditions.  The Parties acknowledge that the Company may in its sole discretion determine not to proceed with an IPO in 2014 or at any later time.  The Participant must be employed by the Company or by one of its subsidiaries as of the IPO Date and Plan termination in order to receive the benefits of this Agreement, and if the Participant is not so employed, this Agreement shall have no effect and the terms of the Plan and the Participant’s PSU Awards will govern the rights of the Participant in connection with such termination of employment.  The termination of the Plan does not affect the obligations of the Participant related to the PSU Awards, including but not limited to the non-solicitation, confidentiality, and diversion of corporate opportunity provisions of any such PSU Awards.  If the IPO Date has not occurred by December 31, 2014, then the terms of this Agreement shall be deemed to have expired as of 5:00 p.m. Salt Lake City time, on December 31, 2014, and this Agreement shall be of no further force or effect, and the terms of the Plan and the PSU Awards shall remain in force without regard to this Agreement.

5.                                      Knowing and Voluntary Acknowledgement. The Participant specifically agrees and acknowledges that: (a) the Participant has read this Agreement in its entirety and understands all of its terms; (b) the Participant has been advised of and has availed himself of his right to consult with his attorney and tax advisors prior to executing this Agreement; and (c) the Participant knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; the Participant is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled.

6.                                      Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Utah without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Utah, county of Salt Lake. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7.                                      Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Participant and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  The recitals above and the exhibit attached hereto are each incorporated into this Agreement as if set forth in full.

8.                                      Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Participant and an officer of the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

9.                                      Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.  The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.  The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein

10.                               Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

11.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.                               Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A and the termination of the Plan and the payments to be made to the Participant hereunder are structured and intended to comply with the non-qualified plan termination rules set forth in Treasury Regulation 1.409A-3(j)(C).  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Woodside be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Execution Date above.

WOODSISDE HOMES COMPANY, LLC		PARTICIPANT
A Delaware limited liability company		Joel Shine

By:	/s/ David Barclay	By:	/s/ Joel Shine
Its:	Compensation Committee Chair
Date:	May 1, 2014
Date: May 2, 2014

Address:		Address:
39 East Eagleridge Drive, Suite 102
North Salt Lake, UT 84054